LOCKHART CARIBBEAN CORPORATION AND SUBSIDIARIES

                 Statement re Computation of Earnings Per Share

                                   Exhibit 11



                                                       Six Months Ended June 30
                                                       ------------------------
                                                          1998           1997
                                                       ---------      ---------
Average Shares Outstanding .........................   8,672,350      8,624,968

Net (Loss) Income ..................................   1,000,505       (575,712)

Per Share Amount ...................................        0.12          (0.07)